Exhibit G

The Republic of Indonesia Ministry of Finance Dr. Wahidin Raya Street No.1 Jakarta 10710 Indonesia	Allen Overy Shearman Sterling (Asia) Pte. Ltd. 50 Collyer Quay #09-01 OUE Bayfront Singapore 049321 Tel +65 6671 6000 Fax +65 6671 6499

Our ref	FFLD/SECC/0090399-0000017 HKO1: 2007418536.2

July 22, 2024

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Indonesia (the “Republic”) in connection with the preparation and filing by the Republic with the Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) of a registration statement filed on the date hereof (the “Registration Statement”) pursuant to which the Republic proposes to issue and sell from time to time up to US$10,000,000,000 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase the Debt Securities. The Debt Securities will be issued in one or more series in accordance with the provisions of the indenture dated as of December 11, 2017, among the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”) and the other parties named therein (the “Indenture”).

A.	DOCUMENTS

In rendering the opinion expressed below, we have examined the following documents: (i) the Registration Statement; (ii) the Indenture filed as an exhibit to the Registration Statement; and (iii) the form of the Debt Securities included in the Indenture.

The agreements, instruments and other documents referred to in the above paragraph are herein referred to as the “Relevant Documents”.

We have reviewed originals or copies certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Allen Overy Shearman Sterling (Asia) Pte. Ltd. Company Registration No. 200804581W

Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used in relation to Allen Overy Shearman Sterling LLP to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at the above address.

Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Menlo Park, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

B.	ASSUMPTIONS

We have made the following assumptions, which we have not independently verified or established and on which we express no opinion:

1.

We have assumed the legal capacity of all signatories, the genuineness of all signatures, the conformity to original documents and the completeness of all documents submitted to us as copies or received by us by facsimile or other electronic transmission, and the authenticity and completeness of the originals of those documents and of all documents submitted to us as originals.

2.

We have assumed that each party to the Relevant Documents is duly organized and validly existing, has the power and authority to execute, deliver and perform the Relevant Documents to which it is a party, has taken all actions necessary to authorize the execution, delivery and performance of those Relevant Documents, and has (except in the case of the Republic, to the extent that New York law is applicable) duly executed and delivered those Relevant Documents.

3.	We have assumed that:

(a)

to the extent we have not expressly opined thereon below, the Relevant Documents constitute the valid and binding obligations of the parties to them, enforceable against those parties in accordance with their respective terms;

(b)	under the laws of the Republic, the Relevant Documents constitute the valid and binding obligations of the Republic, enforceable against the Republic in accordance with their respective terms; and

(c)

the execution, delivery and performance of the Relevant Documents by the respective parties thereto do not and will not contravene or conflict with any law, rule or regulation binding upon such party (other than, solely with respect to the Republic, the Applicable Laws, as defined below), the constitutive documents of any party, any agreement or instrument to which any such party is a party or by which its properties or assets are bound, or any judicial or administrative judgment, injunction, order or decree binding upon any such party or its properties.

4.	We have assumed that no law other than the Applicable Laws, as defined below, would affect any of the conclusions stated in this opinion letter.

C.	LIMITATIONS

Our opinion expressed below is subject to the following limitations:

1.	We express no opinion as to matters of fact.

2.

For purposes of the opinion expressed in item D herein, we are members of the bar of the State of New York, and we have not investigated and do not express any opinion as to the laws of any jurisdiction other than the Applicable Laws. As used in this opinion, the term “Applicable Laws” refers to the laws of the State of New York and of the United States of America, in each case in effect on the date of this opinion, and to the extent they are normally applicable in relation to transactions of the type provided in the Relevant Documents, and excluding any law, rule or regulation relating to the securities or “blue sky” laws of any other State of the United States.

D.	OPINION

It is our opinion that when the Debt Securities of a particular series offered pursuant to the Registration Statement have been duly authorized by the Republic, duly executed and authenticated in accordance with the Indenture and duly delivered to and paid for by the purchasers thereof, the Debt Securities will constitute valid and binding obligations of the Republic, enforceable against the Republic in accordance with their terms.

E.	QUALIFICATIONS

The foregoing opinion is subject to the following comments and qualifications:

1.

Our opinion is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We give no opinion as to the availability of equitable remedies.

2.

We express no opinion as to the enforceability of (i) any waiver of any applicable defenses, rights of set-off or counterclaims that are not capable of waiver, (ii) any provision relating to the severability of provisions in the Relevant Documents, (iii) any provision to the effect that terms may not be waived or modified except in writing or (iv) any indemnification or contribution provision that violates any law, rule or regulation (including any securities law, rule or regulation) or is contrary to public policy.

3.

The selection of New York law as the governing law of the Indenture is expressly permitted by New York General Obligations Law Section 5-1401, but (i) the enforceability of this selection may be subject to limitations under the Constitution of the United States of America and (ii) any attempt to limit contractually the applicability of the choice of law provisions of New York law will not be enforceable.

4.

We note that the U.S. federal courts located in the State of New York may decline to exercise subject-matter jurisdiction to adjudicate a controversy relating to or arising under the Relevant Documents. Furthermore, despite any waivers contained in the Relevant Documents, a court of the State of New York or a U.S. federal court has the power to transfer or dismiss an action on the grounds that the court is an inconvenient forum for that action.

5.	We express no opinion as to whether any court outside the State of New York would give effect to the choice of New York law provided for in the Relevant Documents.

6.

We note that effective enforcement of a foreign currency claim in the courts of the State of New York or the U.S. federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of the claim) be converted into U.S. dollars at the rate of exchange prevailing on the date of the judgment or decree by the New York court or U.S. federal court.

7.	We note that any waiver of immunity on the grounds of sovereignty is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus forming a part of the Registration Statement and in any supplement to such Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling (Asia) Pte. Ltd.

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